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                                                                EXHIBIT 9(c)


                       ADMINISTRATIVE SERVICES AGREEMENT


         This ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made this 18th day of October, 1993 by and between A I M ADVISORS, INC., a Delaware corporation (the "Administrator"), and AIM SUMMIT FUND, INC., a Maryland corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Company has retained the Administrator to provide investment advisory services pursuant to an Investment Advisory Agreement which provides that the Administrator may perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Company, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Directors and upon a finding by the Board of Directors that the provision of such services is in the best interest of the Company and its shareholders; and

         WHEREAS, the Board of Directors has found that the provision of such administrative services is in the best interest of the Company and its shareholders, and has requested that the Administrator perform such services;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

         (a) the services of a principal financial officer of the Company (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

         (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the mutual funds managed or advised by the Administrator (to the extent that an exchange privilege exists); changing account designations or changing addresses; assisting in the purchase or redemption of the Company's shares; supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Company; or otherwise providing services to shareholders of the Company; and

         (c) such other administrative services as may be furnished from time to time by the Administrator to the Company at the request of the Company's Board of Directors.


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         2.      The services provided hereunder shall at all times be subject to the direction and supervision of the Company's Board of Directors.

         3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Company shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company's Board of Directors. Such amounts shall be paid to the Administrator on a quarterly basis.

         4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Company in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         5. The Company and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Company to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. This Agreement shall continue in effect until June 30, 1994, and shall continue in effect from year to year thereafter; provided that such continuance is specifically approved at least annually:

                 (a) (i) by the Company's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

                 (b) by the affirmative vote of a majority of the Company's directors who are not parties to this Agreement or interested persons of a party to this Agreement, by votes cast in person at a meeting specifically called for such purpose.

         This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act) or in the event of termination of the Investment Advisory Agreement between the Company and the Administrator.

         8. This Agreement may be amended or modified, but only by a written instrument signed by both the Company and the Administrator.

         9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the



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Administrator at Eleven Greenway Plaza, suite 1919, Houston, Texas 77046,
Attention: President with a copy to the General Counsel, or (b) to the Company at Eleven Greenway Plaza, Suite 1919, Houston, Texas 77046,
Attention: President, with a copy to the General Counsel.

         10. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        A I M ADVISORS, INC.

Attest:  /s/ NANCY L. MARTIN            By:  /s/ ROBERT H. GRAHAM
         -------------------------           -------------------------
         Assistant Secretary                 President

(SEAL)


                                        AIM SUMMIT FUND, INC.

Attest:  /s/ NANCY L. MARTIN            By:  /s/ CHARLES T. BAUER
         -------------------------           -------------------------
         Assistant Secretary                 President

(SEAL)


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